Exhibit 99.1

Behringer Harvard Appoints Senior Vice
President of Property Management

DALLAS, September 23, 2010 — Behringer Harvard announced today that Ms. Margaret M. (Peggy) Daly has joined Behringer Harvard as Senior Vice President of Property Management for Harvard Property Trust, LLC, an affiliate of Behringer Harvard. In this newly created role, her responsibilities include the development and leadership of residential property management and the operating platform for Behringer Harvard multifamily assets.

Ms. Daly has more than 30 years of experience in management of Class-A multifamily assets including, most recently, a two-year tenure as Executive Vice President of Property Management at Place Properties LLP where she was responsible for the profitability, business development and performance results of over 22,000 beds of student housing. Before her experience at Place Properties, Ms. Daly was associated for 20 years with AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT, where she served as Executive Vice President — National Director of Operations, Senior Vice President — Revenue Management and Regional Vice President. From June 1979 to March 1988, Ms. Daly was a Divisional Vice President of Property Management with Trammel Crow Residential.

Ms. Daly attended Virginia Polytechnic Institute. She served on the board of directors of the Atlanta Apartment Association from 1996 to 2000, was a member of the advisory board for the School of Property Management at Virginia Polytechnic Institute, and has served on expert panels at National Apartment Association (NAA), National Multi Housing Council (NMHC) and Multifamily Executive Conferences.

“We’re pleased to welcome Peggy Daly to Behringer Harvard,” said Mr. Robert Aisner, President and Co-Chief Operating Officer of Behringer Harvard. “With her broad-based multifamily property management experience and expertise, we’re confident that she will provide excellent results and strong leadership to build the company’s new property management platform.”

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600

# # #